Exhibit 23.2

Consent of Independent Auditors

The Board of Directors
Tabula Rasa HealthCare, Inc.:

We consent to the use of our report dated August 31, 2015, with respect to the balance sheet of the Medliance Business (a Business of Medliance LLC) as of December 31, 2013, and the related statements of operations, changes in net parent investment, and cash flows for the years ended December 31, 2014 and December 31, 2013, included herein and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Philadelphia, Pennsylvania
September 26, 2016